Exhibit 10.1

EXECUTION VERSION

May 8, 2017

SunPower Corporation 77 Rio Robles, San Jose, CA 95134 Attention: Tom Werner, Chief Executive Officer

Re: Support Relating to SunPower Liquidity

This letter agreement (the “Letter Agreement”) is being entered into effective May 8, 2017 in connection with the discussions by and between Total S.A. (the “Parent”) and SunPower Corporation (the “Company”) in relation to up to US$100 million (the "Support Amount") of liquidity support that the Company has requested from Parent and that Parent is willing to provide in the form of a guaranty of the Company’s revolving credit agreement pursuant to the terms and conditions outlined herein.

1.Duration and Form of Support.

From the date hereof until August 26, 2019, Parent hereby agrees that within 15 business days of receiving a written notice from the Chief Financial Officer of the Company certifying that the Company has encountered a Liquidity Support Event (as defined below) and requesting Parent to provide liquidity pursuant to this Letter Agreement, it will take such action as is required to provide a guaranty, substantially in the form attached hereto as Exhibit A, (the “Guaranty”) of the Company’s payment obligations under the Revolving Credit Agreement, dated July 3, 2013, as amended on August 26, 2014, February 17, 2016, March 18, 2016, and November 8, 2016, by and among the Company, Credit Agricole Corporate and Investment Bank, and the financial institutions party thereto (the “Revolving Facility”). Within 30 days of sending such a notice, the Company will present a detailed remediation plan to Parent which shall explain the factors causing such Liquidity Support Event and the Company’s plan, including specific actions and timing and sensitivities, for improving its financial situation and to return its Projected Liquidity to a level above $150 million.

Under no circumstances shall the amount guaranteed under the Guaranty exceed the Support Amount. The Guaranty shall expire no later than August 26, 2019. The Company hereby covenants that while this Letter Agreement is in effect it will not amend or modify the Revolving Facility without the prior written consent of Parent.

In consideration for Parent’s commitment set forth in this Letter Agreement and for entering into the Guaranty, the Company hereby agrees to pay Parent the Guarantor Commitment Fee (as defined in Exhibit B hereto).

The Company also agrees to pay Parent a Guarantee Fee (as defined in Exhibit B hereto) for any period of time the Guaranty is outstanding and the percentage rate applicable to such Guarantee Fee for the Guaranty shall be 2.35%.

For the purposes of this Letter Agreement: “Liquidity Support Event” shall mean that the Company’s Projected Liquidity (as such term is defined below) for current or next applicable fiscal quarter is less than US$150 million. “Projected Liquidity” shall mean, as of any date of determination, the projected amount of the Company’s unrestricted cash and cash equivalents as of any business day of the quarter for which such determination is made (after taking into account all obligations, including indebtedness, that are expected to come due in such quarter and projected sales for such quarter) plus any unused availability under any committed credit arrangement that will be available to the Company to be used for general corporate purposes as of any business day of the quarter for which such determination is made.

2.Termination. This Letter Agreement shall terminate automatically upon August 26, 2019.

3.Counterparts and Electronic Signatures. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

4.Entire Agreement. This Letter Agreement constitutes and contains the entire agreement of the Company and the Parent with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

5.Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without reference to conflicts of laws (other than section 5-1401 of the New York General Obligations Law).

Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Letter Agreement and returning such copy to the Parent.

[Signature Page Follows]

Sincerely,

TOTAL S.A.

By: /s/ Jean-Pierre Sbraire
Name: Jean-Pierre Sbraire
Title: Treasurer

ACKNOWLEDGED, ACCEPTED
AND AGREED:

SUNPOWER CORPORATION

By: /s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

EXECUTION VERSION

Exhibit A
Form of Guaranty

PARENT GUARANTY

This GUARANTY (this “Guaranty”), dated as of ____, 2017, is between Total S.A., a société anonyme organized under the laws of the Republic of France, having its registered office at 2 place Jean Millier, La Défense 6, 92400 Courbevoie France and registered with the register of commerce and companies and Nanterre under number 542 051 180 R.C.S. Nanterre (the “Guarantor”), and Crédit Agricole Corporate and Investment Bank, as administrative agent, for the benefit of itself and all of the Lenders (in such capacity, the “Agent”).

RECITALS

A.    SunPower Corporation (the “Obligor”), the Agent and the financial institutions party thereto from time to time (the “Lenders”) are parties to that certain Revolving Credit Agreement dated July 3, 2013, as amended on August 26, 2014, February 17, 2016, March 18, 2016, and November 8, 2016, and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Contract”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Contract.

B.    The Guarantor indirectly owns a majority of the equity interest in the Obligor and will receive direct and indirect benefits from the Lenders’ performance of the Contract.

AGREEMENT

In consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.    Guaranty. (a) The Guarantor unconditionally guarantees and promises to pay to the Agent, in accordance with the payment instructions contained in the Contract, on demand after the default by the Obligor in the performance of its payment obligations under the Contract, in lawful money of the United States, any and all Obligations (as hereinafter defined); provided, however, that the maximum amount of the Loans for which the Guarantor shall be liable under this Guaranty shall be US$100,000,000 including interest, costs and any other expenses expressly provided for under the Obligations. For purposes of this Guaranty the term “Obligations” shall mean and include all payments, liabilities and obligations owed by the Obligor to the Agent and the Lenders (whether or not evidenced by any note, instrument or agreement and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Contract or otherwise, including without limitation all principal, interest, late fees, charges, expenses, attorneys’ fees and other professionals’ fees chargeable to the Obligor or payable by the Obligor thereunder and any costs of collection hereunder.

(b)    This Guaranty is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of payment, and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of the Obligor’s Obligations, the existence or continuance of the Obligor as a legal entity, the consolidation or merger of the Obligor with or into any other entity, the sale, lease or disposition by the Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of the Obligor, the admission by the Obligor of its inability to pay its debts as they mature, or the making by the Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If the Obligor fails to pay any Obligations to the Agent or the Lenders as and when they are due, the Guarantor shall, subject to any limitation set forth in Section 1(a) hereof, forthwith pay to the Agent and the Lenders all such liabilities or obligations in immediately available funds. Each failure by the Obligor to pay any such liabilities or obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

(c)    The Agent may at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute which cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, (i) exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting, (ii) settle or compromise any Obligations hereby guaranteed and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Agent or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d)    The Agent and the Lenders may not, without the prior written consent of the Guarantor, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract or any documents, instruments or agreements executed in connection therewith, (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, or (iii) except as permitted under the Contract, assign their respective rights and interests under this Guaranty, in whole or in part, in each case to the extent that doing so would reasonably be expected to have a material adverse effect on the Guarantor.

(e)    No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty, including without limitation any law, rule or regulation of any jurisdiction or any other event affecting any term of any of the Obligations. This is a continuing Guaranty for which the Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of the Agent.

(f)    All payments by the Guarantor hereunder shall be made free and clear of and without deduction for any Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or to the Agent on behalf of any Lender, (i) the sum payable shall be increased as may be necessary so that after all required deductions have been made the Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make all such deductions, and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and, upon request of the Agent or a Lender, deliver a copy of the receipt issued by the relevant authority evidencing such payment or such other evidence of payment reasonably satisfactory to the requesting party.

(g)    The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agent or any Lender upon the bankruptcy or reorganization of the

Obligor or otherwise. Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full and final performance and payment in cash of the Obligations.

2.    Representations and Warranties. The Guarantor represents and warrants to the Agent that (a) the Guarantor is a société anonyme duly organized, validly, existing and is not in a state of suspension of payments (cessation des paiements) under the laws of its jurisdiction of incorporation or formation; (b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions and corporate bodies on the part of the Guarantor; (c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority, any agreement or instrument binding upon the Guarantor or any of its assets, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor; (e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect; (f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty; and (g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

3.    Waivers. (a) The Guarantor, to the extent permitted under applicable law, hereby waives any right to require the Agent or any other party to the Contract to (i) proceed against the Obligor or any other guarantor of the Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from the Obligor or any other guarantor of the Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Agent’s or the Lenders’ power whatsoever.

(b)    The Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Obligor, any other guarantor of the Obligations or any security; (ii) any setoff or counterclaim of the Obligor or any defense which results from any disability or other defense of the Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of the Obligor (including, without limitation, the lack of validity or enforceability of the Contract); (iii) any right to exoneration of sureties that would otherwise be applicable; (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that the Agent or the Lenders now have or may hereafter have against the Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by the Agent or the Lenders; (v) all presentments, demands for performance, notices of non performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale; (vi) the benefit of any statute of limitations; (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling; and (viii) any right to be informed by the Agent or the Lenders of the financial condition of the Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.    Notices of Events of Default

(a)    The Agent shall promptly notify the Guarantor upon the Agent having actual knowledge of the occurrence of an Event of Default, provided that the failure to give such notice shall not affect the validity or enforceability of this Guaranty.
(b)    The Guarantor shall promptly notify the Company of any Event of Default occurring under clause (d), (e), (g), (h), or (k) of Article VII of the Contract relating to the Guarantor.

5.    Miscellaneous.

(a)    Notices. All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent (i) if to the Agent, to: Crédit Agricole Corporate and Investment Bank, 1301 Avenue of the Americas New York, NY 10019, Attention: [Agnes Castillo, Telecopy No.: 917-849-5463 or 917-849-5456, Email: Agnes.Castillo@ca-cib.com]; and (ii) if to the Guarantor, to: Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention: Jean-Luc Guiziou, VP Subsidiary Finance Operations, Telephone: +33 1 47 44 26 95, Telecopy No.: +33 1 47 44 50 95, Email: jean-luc.guiziou@total.com, with a copy to: Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention: Jean-Marc Lievens, Telephone +33147447125, Telecopy No.: +33 1 47 44 47 92, Email:  jean-marc.lievens@total.com and Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention; Lee Young, Legal Director Mergers, Acquisitions & Finance, Telephone: +33141355560    , Telecopy No +33 1 47 44 43 05, Email: lee.young@total.com; or to such other place and with such other copies as the Agent or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 5(a).

(b)    Nonwaiver. No failure or delay on the Agent’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)    Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Agent. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)    Assignments. This Guaranty shall be binding upon and inure to the benefit of the Agent and the Guarantor and their respective successors and permitted assigns. This Guaranty may not be assigned by the Guarantor without the express written approval of the Agent, which may not be unreasonably withheld, conditioned or delayed.

(e)    Cumulative Rights, etc. The rights, powers and remedies of the Agent under this Guaranty shall be in addition to all rights, powers and remedies given to the Agent by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Agent’s rights hereunder.

(f)    Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
(g)    Currency Indemnity. All payments by the Guarantor hereunder shall be in Dollars. The Guarantor’s obligations hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the actual receipt by the Agent of the full amount of Dollars payable under this Agreement. The Guarantor shall indemnify the Agent for any shortfall and the Guarantor's obligation to make payments in Dollars shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of Dollars expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(h)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(i)    JURISDICTION. EACH PARTY (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND (B) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SITTING IN NEW YORK COUNTY. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(j)    SERVICE OF PROCESS. EACH PARTY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY THE MAILING OF COPIES THEREOF BY EXPRESS OR OVERNIGHT MAIL OR COURIER, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS REFERRED TO IN SECTION 5(a). NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO SERVE PROCESS IN ANY OTHER MANNER. THE GUARANTOR HEREBY IRREVOCABLY APPOINTS AND DESIGNATES SUNPOWER CORPORATION, A DELAWARE CORPORATION, AS ITS AGENT FOR ACCEPTANCE OF SERVICE OF LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY; ANY SUCH SERVICE MAY BE EFFECTED BY DELIVERY TO SUNPOWER CORPORATION AT: TOTAL S.A., C/O SUNPOWER CORPORATION, ATTN: CORPORATE SECRETARY, 77 RIO ROBLES, SAN JOSE, CALIFORNIA 95134. THE GUARANTOR AGREES THAT ANY FAILURE OF (I) SUNPOWER CORPORATION TO DELIVER TO THE GUARANTOR A COPY OF ANY SUCH PROCESS OR (II) THE GUARANTOR TO RECEIVE ANY SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

(k)    Jury Trial. EACH OF THE GUARANTOR AND THE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

(l)    Loan Document. This Guaranty is a Loan Document.

(m)    Release. The Guarantor shall be automatically released from its obligations hereunder upon the Restructuring Date. The Agent shall execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such release.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL S.A.

By_______________________________
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND                 INVESTMENT BANK

By_______________________________
Name:
Title:

By_______________________________
Name:
Title:

EXECUTION VERSION

Exhibit B
Definitions

(a)“Available Support Amount” means, at any time, the Support Amount in effect at such time, less the amount of the Guaranty outstanding at such time.

(b)Guarantor Commitment Fee. Within thirty (30) days after the last day of each calendar quarter, the Company shall pay to Parent a commitment fee (the “Guarantor Commitment Fee”) equal to 0.50% times the average daily Available Support Amount for the preceding calendar quarter.

(c)Guarantee Fee. Within thirty (30) days after the last day of each calendar quarter, the Company shall pay to the Guarantor a guarantee fee (the “Guarantee Fee”) for each Guaranty that was outstanding for all or any part of the preceding calendar quarter calculated as follows:

X times Y times (Z/365)
where:
(i)    X is the amount outstanding under the Guaranty;
(ii)    Y is the percentage rate of 2.35%; and
(iii)    Z is the number of days during such calendar quarter that the Guaranty was outstanding.